                        ADMINISTRATIVE SERVICES AGREEMENT

This  ADMINISTRATIVE  SERVICES  AGREEMENT  ("Agreement")  is hereby  made by and between Jones & Babson, Inc. ("J&B"),  a Missouri corporation,  and Gold
Capital Management, Inc. ("GCM"), a Kansas corporation.

WHEREAS,  GCM has entered into a management  agreement with the Gold Bank mutual funds (the "Gold Bank  Funds," as  described  in  Attachment  A) to provide,  in addition to acting as the registered  investment  advisor,  management and other administrative services;

WHEREAS, J&B is in the business of providing a variety of investment company administrative services; and,

WHEREAS,  GCM desires J&B to provide GCM with  certain  administrative  services that are more fully described in this Agreement ("General Services").

NOW,  THEREFORE,  for and in  consideration of the mutual promises and covenants herein contained, the parties do hereby agree as follows:

1.   Term of Agreement.

     a.   The   effective   date  of  this   Agreement   is  the   ____  day  of
          ______________,  _______  ("Effective Date"), and this Agreement shall continue for an initial  term of one year  immediately  following  the
          Effective  Date,  subject to the  termination  rights provided in this
          Agreement.  After the initial term,  this  Agreement will continue for consecutive  one-year  renewal  terms  unless GCM or  J&B  provide notice of non-renewal  ninety (90) days prior to the expiration of the initial or a renewal term of the Agreement.

     b.   Either party may terminate  this Agreement for cause due to a material breach of or default upon its terms.  The  aggrieved  party shall give written  notice  specifying the nature of the breach or default to the other party (the "defaulting party"). If such breach or default is not remedied to the aggrieved party's  satisfaction within sixty (60) days after  such  written  notice is given,  then the  aggrieved  party may terminate  this Agreement by giving thirty (30) days written notice of such termination to the defaulting party.

     c.   Either party may terminate this Agreement  without cause by giving the other party written  notice one hundred eighty (180) days prior to the effective date of the termination.

2.   Duties of the Parties.

     a.   During  the  term  of  this  Agreement,   J&B,   under  the  GCM's
          supervision,  shall  furnish  to GCM the  General  Services  that  are specified in  Attachment  B, which the parties may agree in writing to modify from time to time.

     b.   GCM shall provide  J&B with all  information,  documentation,  and assistance  that J&B  reasonably  requests in connection  with the services that J&B provides to GCM pursuant to this Agreement.  GCM will  compensate  J&B  for the  services  provided as set forth in
          Attachment  C, which the  parties  may agree in writing to modify from time to time.

     c.   GCM understands and agrees that all education and consultation,  which
          J&B  provides  to GCM  concerning  securities  regulations  and/or operating  the Funds,  is not intended to be legal advice and that GCM retains  its  obligation  to  determine  how to best  comply  with all applicable laws and regulations.

3.   Standard of Care and Indemnification.

     a.   GCM  hereby  agrees to save,  indemnify,  hold  harmless,  and  defend
          J&B  (as  well as its  parent,  affiliates,  officers,  directors, employees,  agents, and independent contractors) from, against, and in respect to any and all claims,  losses, costs,  damages,  assessments, expenses  of every kind and  character,  and  liabilities  (including, without limitation, interest, penalties,  settlements, fines, attorney fees,  expert fees,  accounting  fees,  and court  costs)  incurred in connection with any action, demand, lawsuit, litigation, or proceeding brought thereon, as a result of any accident,  injury, loss, or damage whatsoever  caused to any person or  entity,  to the  property  of any person or entity, or to any person's or entity's interest, arising out of or in connection with this Agreement,  caused, in whole or in part, by a breach of this Agreement,  the bad faith,  the gross  negligence,
          and/or    the    willful    misconduct     (specifically     including
          misrepresentations) of GCM, GCM's servants, and/or GCM's employees.

     b.   J&B hereby agrees to save,  indemnify,  hold harmless,  and defend
          GCM  (as  well  as  its  parent,  affiliates,   officers,   directors,
          employees,  agents, and independent contractors) from, against, and in respect to any and all claims,  losses, costs,  damages,  assessments, expenses  of every kind and  character,  and  liabilities  (including, without limitation, interest, penalties,  settlements, fines, attorney fees,  expert fees,  accounting  fees,  and court  costs)  incurred in connection with any action, demand, lawsuit, litigation, or proceeding brought thereon, as a result of any accident,  injury, loss, or damage whatsoever  caused to any person or  entity,  to the  property  of any person or entity, or to any person's or entity's interest, arising out of or in connection with this Agreement,  caused, in whole or in part, by a breach of this Agreement,  the bad faith,  the gross  negligence,
          and/or    the    willful    misconduct     (specifically     including
          misrepresentations) of J&B,  J&B's servants,  and/or J&B's employees.

     c.   When a party to this  Agreement (the  "Indemnified  Party") claims the right to be saved,  indemnified,  held harmless,  and/or defended (the right to  "Indemnification")  under this  Section  3, the  Indemnified
          Party must  promptly  notify the other  party to this  Agreement  (the
          "Indemnifying Party") in writing of the claim to which the Indemnified
          Party  requests  Indemnification,   and  the  Indemnified  Party  must
          promptly deliver to the Indemnifying Party the original or a true copy of any summons or other process, of all pleadings,  and of any notices issued  or  served  in the suit or  proceeding  in order to claim  the contractual right to Indemnification.  This notice must also include a written  description in reasonable  detail of the facts giving rise to the claim for  Indemnification.  The  Indemnified  Party shall provide notice of the demand for  Indemnification  no later than  thirty  (30)
          days  after the  Indemnified  Party has  received  notice of the third
          party  claim.  The  Indemnifying   Party  will  be  relieved  of  this
          Indemnification  obligation to the extent that the Indemnified Party's failure to provide the notice required by this Section 3.c. prejudices defense  of  the  claim  and/or  increases  the  Indemnifying  Party's liability.  The Indemnified  Party is not entitled to  Indemnification for  claims  that it has  settled  in whole or in part  without  prior written authority from the Indemnifying Party.

     d.   The  Indemnifying   Party  shall  defend  any  such  claim  under  its
          direction, at its sole cost and expense, and with attorneys of its own selection,  but the Indemnified Party shall have the right, if it sees fit, to participate  in such defense at its own expense.  The parties'
          mutual  Indemnification  obligations shall survive termination of this
          Agreement.

4.   Representations.

     Both GCM and J&B represent as follows.

     a.   Each is a duly organized  legal entity,  validly  existing and in good standing in its respective  domiciliary state and such other states as may be required to fulfill the  purposes of this  Agreement,  and each further has the  appropriate  power and  authority  to enter into this
          Agreement and meet its  obligations  and  responsibilities  under this
          Agreement.

     b.   Each has taken all actions  necessary to enter into this Agreement and once it is executed it will be a valid and  binding  agreement  of the parties,  enforceable  against each such party in accordance  with the
          Agreement's terms.

     c.   Each has determined that nothing in this Agreement  conflicts with any
          provision  of  its  organizational   documentation;   contravenes  any
          statute, law, ordinance,  rule, or other regulatory requirement;  that no further approval,  authorization,  notice or filing  requirement is applicable; and that no other restriction of any type exits that would prevent this Agreement from being a valid,  enforceable  obligation of each such party.

5.   Miscellaneous.

     a.   This  Agreement  shall be deemed to be a contract made in Missouri and governed  by  Missouri  law.  It may be  executed  in  any  number  of counterparts, each of which shall be deemed an original.

     b.   All the terms and provisions of this Agreement  shall be binding upon, shall inure only to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

     c.   This  Agreement  represents  the wording  selected by both  parties to define  the  nature of this  contractual  relationship  and no rule of strict construction shall apply against either party. In addition, the section and other headings are for  convenience  only and shall not be used to effect, broaden, or limit the provisions of this Agreement.

     d.   If any  part,  term,  or  provision  of this  Agreement  shall be held illegal,  void,  or  unenforceable,  the  validity  of  the  remaining portions or provisions shall not be affected thereby.  Furthermore, in lieu of such illegal, void, or unenforceable provision, there shall be added  automatically  a provision  as similar in terms to the illegal,
          void,  or  unenforceable   provision  as  may  be  legal,   valid,  or
          enforceable.

     e.   This  Agreement,  including all  Attachments,  constitutes  the entire
          Agreement  between  the  parties  and  supersedes  any and  all  other agreements,  representations,  and warranties, whether written or oral as to the subject matter contained herein. The terms of this Agreement may not be altered or amended by oral statements, a writing, course of conduct, or otherwise unless both parties formally agree in writing to amend its terms and to be bound by such written amendment.

     f.   The  failure of either  J&B or GCM to enforce any of the terms and conditions  of this  Agreement  will not  constitute  a waiver by such party of its  right to do so,  nor will it be  deemed  to be an act of ratification or consent. No waiver of any right will be binding unless the waiver is reduced to writing and signed by the party  charged with the waiver.  Any written  waiver will  operate only as to the specific term or condition  waived,  will not constitute a continuing waiver of such term or condition beyond the period described in the waiver,  and
          will  not   constitute  a  waiver  as  to  any  act  other  than  that specifically waived.

     g.   Both GCM and J&B may assign, in whole or in part, its rights,  duties, or  obligations,  under this  Agreement  with the other  party's prior written  consent,  which shall not be  unreasonably  withheld.  Either party may make an assignment of this Agreement without such consent in
          connection  with  a  merger,   consolidation,   any  sale  of  all  or
          substantially  all of such party's assets, or any other transaction in which more than fifty percent (50%) of such party's voting  securities are  transferred.  Any attempt to assign the  Agreement  other than in accordance  with this  provision  will be null and void. To the extent that a valid Assignment of this Agreement occurs, this Agreement shall be binding on all successors and assigns.

     h.   Each person  executing this Agreement,  by his/her  execution  hereof, represents  that he/she is fully  authorized to execute this Agreement and that no  further  action or  consent  on the part of the party for whom  he/she is acting is  required  to make the  Agreement  effective and/or to enforce its terms.

________________________________________________________________________________
     IN WITNESS  WHEREOF,  the parties  hereto have caused this  Agreement to be executed by their officers designated below on the day and year written above.

JONES & BABSON, INC.                GOLD CAPITAL MANAGEMENT, INC.

By: ______________________________      By: ____________________________________

Title: ___________________________     Title: __________________________________

                                  ATTACHMENT A

                                      Funds

As used in this  Agreement,  "Gold Bank  Funds,"  "Funds,"  and "Fund"  mean the following SEC registered mutual funds:

GOLD BANK FUNDS, (a series fund):
     o    GOLD BANK EQUITY FUND; and
     o    GOLD BANK MONEY MARKET FUND.

                                  ATTACHMENT B

                                General Services

J&B shall provide GCM with General Services to assist GCM with the start-up, organization, and continuing administration of the Funds.

1.   In commencing the Funds' operations, J&B agrees to provide GCM with the following start-up and organizational services and support:

     a.   J&B  will assist GCM in  locating  legal  counsel and  independent auditors for the Funds.

     b.   J&B will develop proposed initial federal registration filings for the Gold Bank Funds and provide them to GCM for its review,  approval, and  submission to the Funds' legal counsel for review and filing with the Securities and Exchange Commission ("SEC").

          i.   J&B  will  also,  within  the scope of its  responsibilities, interact  with  SEC in terms of  answering  questions,  providing additional  information  concerning  the  registration  as it may have, and generally facilitating SEC review of the registration.

          ii.  In interacting  with the SEC, J&B will coordinate its actions with and act as directed by GCM and the Funds' legal counsel.

     c.   GCM  acknowledges and agrees that it will determine in which states to register the Funds  pursuant to the  applicable  statutory  provisions
          (e.g.,  "Blue Sky"  laws).  As GCM  directs,  J&B  will effect the necessary state registrations either by internal means or by obtaining services from an appropriate third party. GCM and J&B  acknowledge and agree  that the Funds  will pay all costs  associated  with  state
          registrations   that  the  Funds'   Prospectus   and/or  Statement  of
          Additional  Information  ("SAI")  discloses as Fund expenses.  J&B will cover all costs associated with state  registrations that are not
          Fund expenses.

     d.   J&B will draft for  submission  to and final  approval by GCM, the
          Funds' legal counsel, and the Funds,  procedures that the Funds' Board of Trustees will apply in executing the duties required of them by the
          Investment Company Act of 1940, as amended, and applicable regulations
          ("40 Act Requirements"). These procedures will include:

          i.   "best execution" procedures for trading the Funds' securities,
          ii.  guidelines concerning soft dollar arrangements,
          iii. audit committee procedures (including the charter),
          iv.  procedures     regarding     affiliated    party     transactions
               (cross-trades),
          v.   codes of ethics for Fund service providers,
          vi.  monitoring   procedures   for   access   personnel's   securities
               transactions,
          vii. procedures  that enable testing of portfolio  compliance with the investment guidelines described the Funds' Prospectus and SAI,
          viii.Rule 2a-7  monitoring  procedures  for the Gold Bank Money Market
               Fund, and
          ix.  procedures for determining how and when to make fair market value determinations.

     e.   J&B  will  provide  general  planning,  preparation,  and  on-site support  for the Board of  Trustees'  organizational  meetings,  which shall include Funds' initial shareholder meeting.

     f.   J&B will provide  general  education to GCM  compliance  personnel regarding  preparation  and  submission  of the Funds'  marketing  and advertising  materials for National  Association of Securities Dealers
          ("NASD") review.

     g.   J&B will provide  instruction  and continuing  consultation to GCM compliance  personnel regarding  developing  administrative  processes that comply with 40 Act Requirements.

2.   In the  continuing  operations of the Funds,  J&B agrees to provide GCM with the following services:

     a.   Based upon the  timetables  established  by the  parties  in  writing,
          J&B  will  annually  develop  proposed  amendments  to the  Funds'
          existing federal registration filings and will provide them to GCM for its review,  approval and  submission  to the Funds' legal counsel for final review and filing.  These filings include N-SAR,  24f-2,  N-30D, and amendments to the Funds' N1-A.

     b.   J&B,  either by internal  means or by obtaining  services  from an appropriate third party, will obtain information concerning the states in which the Funds' shares are purchased.  Based upon this information
          J&B   will  develop   proposed   amendments   to  existing   state
          registration  filings.  Further,  based  upon  instructions  from GCM,
          J&B  will  develop new state  registration  filings for the Funds.
          J&B  will  provide  both types of  filings to GCM for its  review, approval,  and submission to the Funds' legal counsel for final review and filing.  In  rendering  these  services  J&B will perform only ministerial duties,  leaving all decisions  concerning the accuracy of information concerning purchases of shares of the Funds, the states in
          which  to  register   the  Funds,   and  the  adequacy  of  all  state
          registrations with GCM and/or the Funds' legal counsel.

     c.   As GCM reasonably  requests,  J&B will provide  suggestions to GCM concerning practical operational issues arising from implementation of the  procedures  to comply  with 40 Act  Requirements.  As  reasonably requested or upon its own initiative, J&B will provide suggestions to GCM about the necessity of implementing new procedures.

     d.   J&B will provide  reasonable  planning,  preparation,  and on-site support for the Funds' regular Board of Trustees meetings.

     e.   J&B will provide  reasonable  planning,  preparation,  and on-site support for necessary Fund shareholder  meetings including  assistance in the solicitation and tabulation of shareholder voting. J&B will not provide actual  solicitation  and tabulation  services,  unless it previously agrees to do so in writing. J&B will not be responsible for payment of any expenses associated with shareholder voting.

     f.   As GCM reasonably  requests,  J&B will provide  suggestions to GCM concerning the  preparation  and submission of the Funds'  advertising and marketing materials to the NASD.

     g.   J&B will provide GCM with Fund Accounting Services as follows:

          i.   Daily computation of each Fund's net asset value ("NAV");
          ii.  Daily  posting  of each Fund  portfolio's  equity  purchases  and sales;
          iii. Daily  posting  of  purchases  and   redemptions   of  each  Fund
               portfolio's shares;
          iv.  Daily reconciliation of bank statements;
          v.   Preparation of trial balances;
          vi.  Daily reporting of each Fund's NAV to NASDAQ when applicable;
          vii. Monthly reconciliation of asset ledgers;
          viii. Monthly preparation of financial statements;
          ix.  Performance calculation and reporting;
          x.   Calculation of dividends and distributions;
          xi.  Preparation and coordination of annual fund audits;
          xii. Preparation of semi-annual and annual reports;
          xiii. Coordination of printing semi-annual and annual reports; and,
          xiv. Coordination  of state and federal tax  filings  associated  with
               Fund Accounting Services.

     h.   With regard to Fund  securities  for which market  quotations  are not
          readily  available,   J&B,  as  part  of  its  provision  of  Fund
          Accounting Services, will prepare a preliminary value determination by examining available data concerning the security.  It will forward all requested  information and the preliminary value  determination to the person(s)  authorized  by the Funds'  Board of  Trustees to make "Fair
          Market  Value"  determinations.  Based  upon  the  Fair  Market  Value determination made by the designated person(s), J&B will calculate the  affected  Fund's NAV, as required by the Funds'  Prospectus.  The
          person(s)   authorized  by  the  Fund  to  make  "Fair  Market  Value"
          determinations  will be responsible for complying with all Fair Market
          Value procedures implemented by the Funds' Board of Trustees.

     i.   J&B will maintain the  accounting  records it produces in a manner in all material  respects  consistent with 40 Act Requirements and any other applicable laws and regulations.

     j.   J&B will also provide 12b-1 fee calculations for the Funds

                                  ATTACHMENT C

                                  Compensation

J&B and GCM have agreed to compensation arrangements as follows:

1.   As compensation for its services provided  pursuant to this Agreement,  GCM will pay  J&B a fee at the annual  rate of 0.33% of  average  daily net assets of the Gold Bank Equity  Fund and 0.23% of average  daily net assets of the Gold Bank Money Market Fund.  Such fee shall be payable  monthly and be based on total average net assets of each respective Fund computed daily in accordance with each Fund's  respective  Certificates of  Incorporation,
     Bylaws, and Prospectus.

2.   J&B will only pay for ordinary  Out-of-Pocket  Expenses associated with furnishing  the services that this  Agreement  requires.  J&B will from time to time request that GCM pay for and/or advance estimated expenditures of an unusual nature subject to  reconciliation  of actual expenses as soon as practicable thereafter.

3.   All Compensation shall be paid to J&B in immediately available funds at
     UMB  Bank,  n.a.  in  Kansas  City,  Missouri,   or  such  other  financial
     institution as J&B may designate in writing, within thirty (30) days of the date of the bill.  Any amounts due under this  Agreement  which are not paid within said thirty (30) day period shall bear  interest at the rate of one and one-half percent (l 1/2%) per month from the due date until paid in full.